UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
__________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 15, 2009

IMMUCOR, INC.
(Exact name of registrant as specified in its charter)

Georgia	0-14820	22-2408354
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3130 Gateway Drive, Norcross, Georgia	30071
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 441-2051

Not Applicable
(Former name or former address,
if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.           Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director.  Effective December 15, 2009, Paul D. Mintz, M.D. was elected as a new member of the Board of Directors of Immucor, Inc. (the “Company”) upon his acceptance of such election.

Dr. Mintz was elected upon the recommendation of the Governance Committee of the Board of Directors. Dr. Mintz’s tenure will begin January 1, 2010. The Board of Directors has determined that Dr. Mintz will be independent under applicable Nasdaq listing standards. Dr. Mintz is expected to serve on the Governance Committee of the Board of Directors.

Effective January 1, 2010 Dr. Mintz will be granted options under the Company’s 2005 Long-Term Incentive Plan to purchase shares of the Company’s common stock, subject to vesting requirements, at an exercise price per share equal to the closing price of the Company’s common stock on the Nasdaq Stock Market on January 4, 2010. The initial economic value of those options will be targeted at $150,000.

As a member of the Board of Directors, the Company will also pay Dr. Mintz an annual retainer of $25,000, and $2,500 for each meeting attended in person. The Company will also annually pay Dr. Mintz $5,000 for his services on the Governance Committee of the Board of Directors.

There are no arrangements or understandings between Dr. Mintz and any other persons pursuant to which he was selected as a director. There are no current or proposed transactions between the Company and Dr. Mintz or his immediate family members requiring disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

On December 16, 2009, the Company issued a press release announcing the election of Dr. Mintz to the Board of Directors. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUCOR, INC.
Date: December 16, 2009	By:	/s/Philip H. Moïse
Philip H. Moïse
Vice President and General Counsel

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
99.1	Press Release dated December 16, 2009